EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 26, 2015, relating to the consolidated financial statements of Applied Industrial Technologies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Applied Industrial Technologies, Inc. for the year ended June 30, 2015.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
November 10, 2015